SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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ACME COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

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ACME COMMUNICATIONS

2101 E. Fourth Street, Suite 202A
Santa Ana, California 92705

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of ACME Communications, Inc. which will be held at 1999 Avenue of the Stars, 7th Floor, Los Angeles, California on Thursday, May 27, 2004 at 9:00 a.m. (local time).

     At the Annual Meeting, you will be asked to vote to elect seven directors. In addition, we will ask you to ratify the appointment of KPMG LLP as our independent accountants for the 2004 fiscal year. The attached Proxy Statement contains information about these matters.

     Whether or not you plan to attend, please promptly execute and return your proxy card to assure that your shares are represented at the meeting.

     I hope you will be able to attend the Annual Meeting and look forward to seeing you on May 27, 2004.

Sincerely,

/s/ Jamie Kellner Chairman of the Board and Chief Executive Officer

April 28, 2004

ACME COMMUNICATIONS

2101 E. Fourth Street, Suite 202A
Santa Ana, California 92705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 27, 2004

     ACME Communications, Inc. will hold its Annual Meeting of Stockholders at 1999 Avenue of the Stars, 7th Floor, Los Angeles, California on Thursday, May 27, 2004 at 9:00 a.m. (local time) for the following purposes:

1.	To elect seven directors;

2.	To ratify the appointment of KPMG LLP as our independent accountants for 2004; and

3.	To transact such other business as may properly come before the meeting.

     Stockholders who owned stock at the close of business on April 2, 2004 are entitled to vote at this meeting and any adjournments. Even though you may plan to attend the meeting, we ask that you sign and date the enclosed proxy card, and return it without delay in the enclosed postage-paid envelope. If you are present, you may withdraw your proxy card and vote in person.

     Please sign, date and mail the enclosed proxy card promptly in the enclosed envelope so that your shares of stock may be present at the meeting.

By Order of the Board of Directors,

/s/ Thomas Allen Executive Vice President, Chief Financial Officer and Secretary

April 28, 2004

TABLE OF CONTENTS

General	1

Voting Securities	1

Counting of Votes	1

Board of Directors	2

Election of Directors	2

Nominees for Election as Directors	2

Director’s Compensation	3

Board of Directors Meetings	3

Board Committees	3

Security Ownership of Certain Beneficial Owners and Management	5

Section 16(A) Beneficial Ownership Reporting Compliance	6

Certain Relationship and Related Transactions	6

Compensation of Executive Officers	7

Employment Arrangements and Agreements	7

Option Grants	8

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Value	8

Equity Compensation Plan Information	9

Comparison of Cumulative Total Returns	9

Compensation Committee Interlocks and Insider Participation	10

Compensation Committee Report on Executive Compensation	10

Audit Committee Report	11

Independent Public Accountants	12

Accountant Fees	12

Financial and Other Information	12

Stockholder Proposals	12

Other Matters	12

Appendix A	13

ACME COMMUNICATIONS

2101 E. Fourth Street, Suite 202A
Santa Ana, California, 92705

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 27, 2004

GENERAL

     Our Board of Directors is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on Thursday, May 27, 2004 at 1999 Avenue of the Stars, 7th Floor, Los Angeles, California at 9:00 a.m. (local time) and at any adjournment.

     We will vote all valid and properly executed proxies that we receive before the Annual Meeting in accordance with the instructions specified in the proxy. If proxies do not give any instructions, we will vote shares FOR: (1) the election of the named nominees for director; (2) ratification of KPMG LLP’s appointment as independent accountants; and (3) according to the best judgment of the proxyholder in regard to any other matter that properly comes before the meeting.

     You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering a written notice of revocation to our corporate Secretary or attending the meeting and withdrawing your proxy.

     We will pay the cost of this proxy solicitation. Brokers and nominees should forward soliciting materials to the beneficial owners of the stock such brokers and nominees hold of record. We will reimburse them for their reasonable forwarding expenses. Our directors, officers and regular employees, without extra compensation, may solicit proxies personally, by telephone, by mail or by other means of communication.

VOTING SECURITIES

     Each share of common stock has one vote on all matters submitted to our stockholders at the Annual Meeting. Stockholders of record at the close of business on April 2, 2004 are entitled to vote at the Annual Meeting. On April 2, 2004, our issued and outstanding voting securities consisted of 16,772,415 shares of common stock.

     The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of our common stock entitled to vote will constitute a quorum for the meeting. Assuming such a quorum is present, for the purpose of electing directors, the affirmative vote of a plurality of votes cast is necessary to approve the election of a director. For the purpose of approving all other proposals presented to our stockholders at the Annual Meeting, the affirmative vote of a majority in voting power of the shares of common stock that are present in person or by proxy and entitled to vote thereon.

Counting of Votes

     Our inspector of elections will count all votes cast in person, by proxy or by written consent at the meeting. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, and will be treated as votes cast and have the same effect as a vote against a proposal. Under Delaware law, if a broker or nominee indicates on its proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but will not be counted in determining the number of shares necessary for approval.

BOARD OF DIRECTORS

Election of Directors

     The nominees proposed for election are Jamie Kellner, Douglas Gealy, Thomas Allen, James Collis, Michael Corrigan, Thomas Embrescia and Brian McNeill. Each of these nominees has been proposed by the Nominating and Governance Committee and will serve until the annual meeting of stockholders in 2005 or until his successor is elected and qualified.

     Each nominee has indicated his willingness to serve if elected, but if any nominee should become unable to serve, we will vote your proxies for the election of such other person as our directors select.

Nominees for Election as Directors

     The following table sets forth information about our directors as of April 2, 2004.

Name	Age	Position	Year First Elected / Appointed

Jamie Kellner	57	Chairman of the Board and Chief Executive Officer	1997
Douglas Gealy	43	President, Chief Operating Officer and Director	1997
Thomas Allen	51	Executive Vice President, Chief Financial Officer and Director	1997
James Collis	41	Director	1999
Michael Corrigan	46	Director	2004
Thomas Embrescia	57	Director	1998
Brian McNeill	48	Director	1999

      Jamie Kellner is a founder of ACME Communications, Inc. (“ACME”) and has served as our Chief Executive Officer and Chairman of the Board since 1997. Mr. Kellner is also a founder and has been Chairman and Chief Executive Officer of The WB Network since 1993. Additionally, from March 2001 through March 2003, Mr. Kellner served as Chairman and Chief Executive Officer of AOL Time Warner’s Television Networks division. Mr. Kellner was President of Fox Broadcasting Company from its inception in 1986 to 1993.

      Douglas Gealy is a founder of ACME and has served as our President and Chief Operating Officer and as a member of our Board since 1997. Since December of 1996, Mr. Gealy has been involved in development activities for ACME. Before founding ACME, Mr. Gealy served for one year as Executive Vice President of Benedek Broadcasting Corporation. From 1991 to 1996, Mr. Gealy was a Vice President and General Manager of WCMH and, under a local marketing agreement, WWHO, both in Columbus, Ohio, and following the acquisition of these stations by NBC, served as President and General Manager of these stations.

      Thomas Allen is a founder of ACME and has served as our Executive Vice President and Chief Financial Officer and as a member of our Board since 1997. Since June 1996, Mr. Allen has been involved in development activities for ACME. From August 1993 to May 1996, Mr. Allen was the Chief Operating Officer and Chief Financial Officer for Virgin Interactive Entertainment. Before that Mr. Allen served as Senior Vice President and Chief Financial Officer of the Fox Broadcasting Company from its inception in 1986 to 1993.

      James Collis has served as a member of our Board since July 1999. Mr. Collis is an Executive Vice President of Seaport Capital, LLC, a limited liability company formed to manage Seaport Capital Partners II, L.P., CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. Mr. Collis has served in this role since February 2000. Prior to Seaport Capital, Mr. Collis served as Executive Vice President of CEA Management Corp., a corporation formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. Before joining CEA Management Corp., Mr. Collis was a Principal at the Chase Manhattan Bank beginning in December 1996. Before becoming a Principal, Mr. Collis was a Vice President of the Chase Manhattan Bank beginning in June 1995 and an associate before that beginning in June 1991.

      Michael Corrigan was appointed to the Board on April 1, 2004. Mr. Corrigan is a principal of Shelbourne Capital Partners, LLC, ("Shelbourne"), a company which he co-founded in 1999. Shelbourne is a financial advisory and merchant banking firm that focuses on media, entertainment and early stage software companies. Prior to forming Shelbourne, he was a private investor. From 1997 to 1998, Mr. Corrigan served as Senior Executive Vice President and Chief Financial Officer at Metro-Goldwyn-Mayer Inc. Before that, Mr. Corrigan, from 1978 to 1997, held various positions in a 19-year career with the international accounting firm, Price Waterhouse LLP, including senior partner in the firm's Entertainment, Media and Communications practice.

      Thomas Embrescia has served as a member of our Board since we acquired WTVK from Second Generation Television, Inc. in June 1998. Mr. Embrescia is the Chairman and principal investor of Second Generation Television, a company he formed in 1993. In addition, he also serves as chairman or Chief Executive Officer and is a principal investor in several other media and marketing related businesses. Mr. Embrescia has over 31 years of experience in the broadcasting and media industry.

      Brian McNeill has served as a member of our Board since July 1999. Since 1996, he has been the Managing General Partner of Alta Communications, a private venture capital firm he co-founded, which specializes in the communications industry. Since 1986, Mr. McNeill has been a general partner of various funds affiliated with Burr, Egan, Deleage & Co., a major private equity firm which specializes in investments in the communications and technology industries. He currently serves on the board of Radio One, Inc., a publicly traded company on the NASDAQ exchange

     The Board of Directors has, and upon re-election of the seven nominees, will continue to have two vacancies. Messrs. Kellner, Gealy and Allen, who are officers of the Company, are not independent directors. The Board has determined that Messrs. Collis, Corrigan, Embrescia and McNeill are independent directors within the meaning of the rules and regulations of the Securities and Exchange Commission and NASDAQ.

The Board of Directors recommends a vote FOR the election of the directors listed above.
We will vote proxies received by us in favor of the above nominees unless a contrary choice is indicated.

Directors’ Compensation

     None of our directors other than Michael Corrigan currently receive any cash compensation for services on our Board of Directors or any committee of our board. Mr. Corrigan receives $5,000 per quarter for his services as a director and $2,000 per quarter for his services as our Audit Committee Chairman. All directors are reimbursed for expenses they incur in attending Board and committee meetings. All directors are eligible to participate in our 1999 Stock Incentive Plan. On April 1, 2004, Mr. Corrigan was granted an option to purchase 10,000 shares of the Company's stock, exercisable at $7.99, the closing price of our stock on the day he first joined our Board. The option vested 25% on the date of grant and vests an additional 25% on each of the succeeding three anniversaries of the issue date. No grants of stock options were made to our directors in 2003.

Board of Directors Meetings

     The Board of Directors met six times during 2003. Each director attended every meeting of the Board and Committees on which he served.

Board Committees

     We have an audit committee, a compensation committee and a nominating committee.

Audit Committee

     On April 2, 2004 the Board of Directors amended our Audit Committee Charter. Our Audit Committee is comprised of Michael Corrigan (Chairman), James Collis and Brian McNeill. Our Board has determined that each Audit Committee member is independent, and Mr. Corrigan is a financial expert, under the rules and regulations of the Securities and Exchange Commissionand NASDAQ. Our Audit Committee engages our independent public accountants, reviews with the independent public accountants the plans and results of such audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of our internal accounting controls and reviews our critical accounting policies and is repsonsible for overseeing a variety of other accounting and financial reporting issues as enumerated in its charter, which is attached as Appendix A. The Audit Committee met six times in 2003. See “Audit Committee Report.”

Compensation Committee

     Our Compensation Committee is comprised of Brian McNeill (Chairman) and Thomas Embrescia. The committee determines the compensation and employment agreement terms of our executive officers and administers our 1999 Stock Incentive Plan, as amended. The Compensation Committee met three times in 2003. See “Compensation Committee Report.”

Nominating and Governance Committee

     Our nominating and governance committee was formed on April 2, 2004 and is comprised of James Collis (chairman), Michael Corrigan, Thomas Embrescia and Brian McNeill. It operates pursuant to a written charter adopted on April 2, 2004, the full text of which is available on the Company's website at www.acmecommunications.com. The Board has determined that each of the members of the committee qualifies as an independent director as defined under the Nasdaq Stock Market's National Market listing standards. The nominating and governance committee identifies, evaluates and recommends to the board of directors candidates for appointment or election to the board, as appropriate. The committee will meet annually to determine nominees to the board of directors to be included in the annual proxy statement. The committee will meet at other times as needed to consider candidates to fill any vacancies that may occur.

     In addition, the Nominating and Governance Committee (a) oversees the evaluation of the Board and management and (b) develops and recommends to the Board a set of corporate governance principles. At least once a year, the committee will consider whether the number of directors is appropriate for the Company's needs and recommend to the Board any changes in the number of directors and evaluate the performance of the Board and its committees. Because the Board first established the Nominating and Governance Committee in 2004, the Committee did not meet in 2003. The Committee will monitor and reassess from time to time these corporate governance principles.

     A stockholder may submit the name of a director candidate for consideration by the Nominating and Governance Committee by writing to: Nominating and Governance Committee, ACME Communications, Inc., 2101 E. Fourth St., Suite 202A, Santa Ana, CA 92705. The stockholder must submit the following information in support of the candidate: (a) the name and address of the stockholder recommending the candidate; (b) a representation that the stockholder recommending the candidate is a stockholder of the Company's stock; (c) a description of any arrangement or understanding between the stockholder and the candidate and any other person or persons regarding the stockholder's submission of the candidate's name for consideration, and identifying such person or persons by name, address and affiliation with the stockholder, the candidate, and the Company, if any; (d) such other information regarding the candidate as the Company would be required to include in a proxy statement filed pursuant to the proxy rules of Securities and Exchange Commission if the Board were to nominate the candidate for election as a director or if the Board were to appoint the candidate as a director; (e) the consent of the candidate to be identified to the board for consideration and to be identified in the proxy; and (f) the consent of the candidate to serve as a director if elected. The committee may refuse to consider any candidate for whom the stockholder fails to provide the information mentioned above.

     In evaluating a director candidate, the Nominating and Governance Committee will consider the candidate's independence, character, corporate governance skills and abilites, business experience, training and education, commitment to performing the duties of a director, and other skills, abilites or attributes that fill specific needs of the board or its committees. The committee will use the same criteria in evaluating candidates suggested by stockholders as for candidates suggested by other sources.

2003 Annual Shareholders Meeting

     Messrs. Kellner and Allen were present at the Company's 2003 Annual Shareholder Meeting, held in Los Angeles, CA on May 29, 2003. No other directors were present.

Shareholder Communications

     Shareholders may communicate with any director, the entire Board, or any committee by sending a letter to that person(s), care of the Company's Secretary, at 2101 E. Fourth St., Suite 202A, Santa Ana, CA 92705, or by sending an e-mail to them at: board@acmecomm.com. The Secretary will log in all such correspondence and forward the relevant letters and emails to the addressee(s) for appropriate action. Messages pertaining to administrative matters, ordinary business matters, personal grievances, and similar issues will be handled by the Secretary.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

     The following contains information regarding the beneficial ownership of our common stock as of April 28, 2004, for:

•	holders or groups of related holders who, individually or as a group, are known to us to be the beneficial owners of 5% or more of our common stock;

•	each of our executive officers;

•	each director;

•	our executive officers and directors as a group.

     Unless otherwise noted, the address for each person or entity named below is c/o ACME Communications, Inc. 2101 E. Fourth Street, Suite 202A, Santa Ana, California 92705.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares of	Percentage of
	Common Stock	Common Stock
	Beneficially	Beneficially
	Owned	Owned

Jamie Kellner (1)	1,211,118	7.05%
Douglas Gealy (1)	911,190	5.32%
Thomas Allen (1)	908,525	5.31%
Ed Danduran (1)	79,133	*
James Collis (2)	1,535,360	9.15%
Mike Corrigan (3)	2,500	*
Thomas Embrescia (4)	96,777	*
Brian McNeill (5)	1,535,360	9.15%
All directors and executive officers as a group (8 persons)	6,279,963	34.97%
Alta Communications, Inc./Burr, Egan, Deleage & Co., Inc. (5)	1,535,360	9.15%
Cannell Capital LLC (6)	1,136,100	6.77%
CEA Capital Partners USA, LP (2)	1,535,360	9.15%
Dimensional Fund Advisors Inc. (7)	965,081	5.75%
Franklin Advisors, Inc. (8)	904,100	5.39%
Gabelli Asset Management, Inc. (9)	1,160,058	6.92%

*	Represents beneficial ownership of less than 1%.

(1)	Messrs. Kellner, Gealy, Allen and Danduran hold employee stock options for 419,318, 342,614, 342,614 and 77,333, shares, respectively, that are fully exercisable or exercisable within 60 days of April 28, 2004, and, therefore, are included in the shares owned.

(2)	Includes 1,173,476 shares held by CEA Capital Partners USA, L.P. and 361,884 shares held by CEA Capital Partners USA CI, L.P., two limited partnerships. Mr. Collis, one of our directors, is an Executive Vice President of Seaport Capital, LLC, a limited liability company formed to manage CEA Capital Partners USA, L.P. and CEA Capital Partners USA CI, L.P. and, therefore, may be deemed to having voting and investment power over the shares. Seaport Capital, LLC has no pecuniary interest in and disclaim beneficial ownership of these shares. Mr. Collis disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate precuniary interest therein. The address for Seaport Capital, LLC is 199 Water Street, 20th Floor, New York, New York 10038.

(3)	Represents fully exercisable shares in connection with a stock option granted to Mr. Corrigan on April 1, 2004.

(4)	Excludes 47,229 shares held by each of three trusts, 1994 Embrescia FITrust f/b/o F.M. Embrescia, 1994 Embrescia FITrust f/b/o M.M. Embrescia, 1994 Embrescia FITrust f/b/o A.M. Embrescia. Mr. Embrescia disclaims beneficial ownership of such shares.

(5)	Includes 383,840 shares held by Alta Subordinated Debt Partners III, LP, 1,125,892 shares held by Alta Communications VI, LP, and 25,628 shares held by Alta Comm S by S, LLC. Alta Subordinated Debt Partners III, L.P. is managed by Burr, Egan, Deleage & Co., Inc. and Alta Communications VI, L.P. and Alta Comm S By S, LLC are indirectly managed by Alta Communications, Inc. which may be deemed to have investment power with respect to the shares held by these partnerships. Mr. McNeill is the general partner of the general partner of Alta Subordinated Debt Partners III and of Alta Communications VI and is a member of Alta Comm S by S, and may be deemed to have investment power with respect to the shares owned by these funds. Mr. McNeill disclaims beneficial ownership of the shares held by these funds, except to the extent of his proportionate pecuniary interest therein. The address for both Alta Communications, Inc. and Burr, Egan, Deleage & Co., Inc., which have common ownership, is 200 Clarendon Street, 51st Floor, Boston, MA 02116.

(6)	Based solely on a Schedule 13G/A dated February 13, 2004. The address for Cannell Capital is 150 California Street, Fifth Floor, San Francisco, CA 94111.

(7)	Based solely on a Schedule 13G/A dated February 6, 2004. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(8)	Based solely on a Schedule 13G/A dated February 6, 2004. The address for Franklin Resources, Inc is One Franlin Parkway, San Mateo, CA 94403.

(9)	Based solely on a Schedule 13D/A dated January 13, 2004. The address for Gabelli Asset Management, Inc is One Corporate Center Rye, NY 10580.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and NASDAQ. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

     Based on written confirmations from all persons subject to Section 16(a) with our respect to our Comapny, during 2003 all such persons complied with the filing requirements of that Section.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Voting Agreement

     In October 2003, our long-term voting agreement (the "Voting Agreement") with Messrs. Kellner, Gealy, Allen and Embrescia, and investment funds managed by or affiliated with Alta Communications and CEA Capital, all of which are stockholders, expired and was not renewed. Under that Voting Agreement, Messrs. Kellner, Gealy, Allen and Embrescia and affiliates of Alta Communications and CEA Capital had each agreed to vote their respective shares of voting stock in favor of each other's designees in connection with the election of our board of directors.

Registration Rights

     We have a registration rights agreement with all of our pre-initial public offering investors who still hold our capital stock, including Messrs. Kellner, Allen and Gealy and, with the exception of Mr. Corrigan, all of our non-management directors or their affiliates. At any time, these stockholders, holding an aggregate of at least 25% of the stock covered by this registration rights agreement, may demand that we file a registration statement covering our securities held by them. However, the securities to be registered must have an anticipated aggregate public offering price of at least $10.0 million. These stockholders can effect two such demand registrations.

     In addition, at any time we are eligible to use a Registration Statement on Form S-3 to register an offering of our securities, these stockholders may request that we file a registration statement on Form S-3, covering all or a portion of our securities held by them, if the aggregate public offering price is at least $2.0 million. These stockholders can request that we file two S-3 registration statements per year. In addition, these stockholders have piggyback registration rights. If we propose to register any common stock, these stockholders may require us to include all or a portion of their securities in such registration.

     These registration rights are subject to our right to delay the filing of a registration statement, not more than once in any 12-month period, for not more than 90 days.

     We would bear all registration expenses incurred in connection with these registrations. The stockholders would pay all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of their securities.

     The registration rights of each stockholder under this registration rights agreement terminate when such stockholder transfers its securities under Rule 144 promulgated under the Securities Act or their shares have otherwise been transferred.

The WB Network

     Eight of our nine stations have entered into affiliation agreements and, from time to time, related marketing arrangements with The WB Network. Mr. Kellner is a founder and the Chairman and Chief Executive Officer of The WB Network. We believe that the terms of each of these affiliation agreements or marketing agreements are or were at least as favorable to us or our affiliates as those that could be obtained from an unaffiliated party.

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

     The following table sets forth compensation earned for the years ended December 31, 2003, 2002 and 2001 by all of our executive officers.

					Long-Term
	Annual Compensation				Compensation

					Securities
Name and					Underlying	All Other
Principal Position	Year	Salary (1)	Bonus (2)	Other	Options/SARs (3)	Compensation (4)

Jamie Kellner	2003	258,500	—	—	—	—
Chairman of the Board and	2002	258,500	—	—	—	—
Chief Executive Officer	2001	258,500	—	—	(419,318)	—
Douglas Gealy	2003	387,750	—	*	—	5,787
President and Chief	2002	387,750	—	*	(342,614)	5,500
Operating Officer	2001	387,750	—	*	—	5,250
Thomas Allen	2003	387,750	—	*	—	6,000
Executive Vice President	2002	387,750	—	*	(342,614)	5,500
and Chief Financial Officer	2001	387,750	—	*	—	5,250
Ed Danduran	2003	165,000	—	—	7,000	5,550
Vice President and	2002	155,000	30,000	—	—	4,950
Controller	2001	137,505	—	—	30,000	4,950

1)	For Mr. Kellner, this amount is his consulting fee.

2)	Amounts disclosed in the column reflect payments under the incentive provisions of the individual employment and consulting agreements.

3)	On November 12, 2001 Messrs. Kellner, Gealy and Allen entered into a Stock Option Cancellation and Amendment Agreement that cancelled 50% of the options that were awarded to them at the time of the Company's initial public offering.

4)	The amounts disclosed in this column are for the Company's matching contributions under our 401K savings plan.

*	Less than $50,000 or 10% of such employee’s total salary and bonus for said year.

EMPLOYMENT ARRANGEMENTS AND AGREEMENTS

Employment Contracts

     We have a non-exclusive consulting agreement with Mr. Kellner. In connection with his agreement, Mr. Kellner directs overall Company strategy and supervises the Company's Chief Operating and Chief Financial Officers and is regularly involved with senior management in monitoring and overseeing the Company's progress and performance. We have full-time exclusive employment agreements with each of Messrs. Gealy and Allen. Each of the three executives were entitled to an increase of 1.6% of their base salary effective January 1, 2002, which they each declined. In January 2002, we exercised our option to extend the agreements with Messrs. Kellner, Gealy and Allen from June 16, 2002 to September 29, 2003. Although our exercise of these options entitled each of them to receive a 10% increase in their base compensation for the extended term, each waived their increase. The Compensation Committee authorized, and in August 2003 the executives entered into, agreements to extend the consulting and employment agreements through September 2006.

     As of December 31, 2003, Mr. Kellner’s annual consulting fee was $258,500, and will remain at this amount until his agreement expires on September 30, 2006. Mr. Kellner is entitled to annual cash bonuses as determined by our Compensation Committee. No cash bonus was awarded to Mr. Kellner for 2003.

     As of December 31, 2003, each of Mr. Gealy’s and Mr. Allen’s base salary was $387,750, and will remain at this amount until their agreements expire on September 30, 2006. Mr. Gealy and Mr. Allen are entitled to annual cash bonuses as determined by our Compensation Committee. No cash bonuses were awarded to Messrs. Gealy and Allen for 2003.

     The Compensation Committee also is charged with the responsibility to recommend to our Board of Directors for adoption an annual cash incentive plan under which Messrs. Kellner, Gealy and Allen will be eligible to receive awards. To date, the executives have declined the Committee’s invitation to propose appropriate incentives and, therefore, the Board has not yet adopted such a plan.

     Mr. Danduran is employed by us pursuant to a full-time exclusive employment agreement that expires December 31, 2004. Mr. Danduran’s base salary was $165,000 at December 31, 2003 and was increased in accordance with his agreement by $10,000 on January 1, 2004. Mr. Danduran is entitled to an annual cash bonus with a target of up to 20% of his current base salary. No cash bonus was awarded Mr. Danduran for 2003.

Option Grants

     The following table reflects stock options granted to our executive officers in 2003.:

Potential Realizable
	Number of	% of Total				Value at	Value at Assumed
	Securities	Options	Exercise			Grant	Annual Rates of Stock
	Underlying	Granted to	or	Market		Date	Price Appreciation for
	Options	Employees	Base	Price on		Market	Option Term
	Granted	in Fiscal	Price	the Date	Expiration	Price
Name	(#)	Year	($/Share)	of Grant	Date	0%	5%	10%

Jamie Kellner	—	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Douglas Gealy	—	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Thomas Allen	—	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Ed Danduran	7,000	4.6%	$7.250	$7.250	2/20/13	n/a	$31,916	$80,882

Aggregated Option Exercises in Fiscal Year 2003 and Fiscal Year-End Option Value

     None of the stock options held by our executive officers were exercised during 2003. The following table sets forth information with respect to the exercisable and non-exercisable stock options held by our executive officers at the end of 2003.

	Number of Securities Underlying		Value of Unexercised In-the-Money
	Options at Fiscal Year End		Options at Fiscal Year End (1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Jamie Kellner	419,318	—	$—	$—
Douglas Gealy	342,614	—	—	—
Thomas Allen	342,614	—	—	—
Ed Danduran	73,000	24,000	36,600	29,010

(1)	None of the options granted to any of the executives, other than those granted to Mr. Danduran, are exercisable at a price below $8.78 per share, which was the market price on the last trading day of the year, December 31, 2003. No assumptions or representations regarding the value of such options are made or intended. The value of Mr. Danduran’s in-the-money options was calculated by multiplying options granted with exercise prices below $8.78 by the difference between the exercise price and $8.78.

Equity Compensation Plan Information

     Below is a summary of the shares issued and available for future issuance under the Company’s equity compensation plans:

Number of
securities to be
	issued upon	Weighted average
	exercise of	exercise price of	Number of
	outstanding	outstanding	securities
	options, warrants	options, warrants	remaining available
Plan category	and rights	and rights	for future issuance

	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,427,496	$17.42	1,772,504
Equity compensation plans not approved by security holders	—	—	—
Total	2,427,496	$17.42	1,772,504

COMPARISON OF CUMULATIVE TOTAL RETURNS

     The following graph compares the cumulative total stockholder return on a $100 investment in our common stock with the cumulative total return of a $100 investment in (a) the NASDAQ Composite Index and (b) a composite index of the following four peer companies: (1) Granite Broadcasting Corporation, (2) Hearst-Argyle Television, Inc., (3) Sinclair Broadcasting Group, Inc. and (4) Young Broadcasting Inc. Our peers were selected by the Company on a line-of-business basis and weighted for market capitalization. The graph is intended to provide a relevant comparison of total returns for the period from September 30, 1999 (the day our common stock commenced trading) through December 31, 2003. Because we effected our initial public offering in September 1999, the information in the graph is provided at quarter end intervals. The total return on the common stock is measured by dividing the difference between the common stock price at the end and the beginning of the measurement period by the common stock price at the beginning of the measurement period. The graph for our Company and each of the indices also assumes the reinvestment of dividends. Note: We caution that past stock price performance shown for our common stock is not necessarily indicative of future price performance.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee is, and during 2003 was, composed entirely of the outside directors named as signatories to the Compensation Committee Report on Executive Compensation. Except for the voting agreement noted under the caption “Certain Relationships and Related Transactions” above that expired in October 2003, the Compensation Committee members do not have any relationship with the Chief Executive Officer, other executive officers, or the Company, other than their directorships.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee consists of Mr. McNeill (Chairman) and Mr. Embrescia, both of whom are non-employee directors. The philosophy of the Compensation Committee is to attract, motivate and retain highly skilled and effective executives who can achieve long-term success in the Company’s present competitive environment. The Compensation Committee is responsible for determining our Chief Executive Officer's compensation, making recommendations to our Board concerning our other executive officers’ compensation levels, administers our stock incentive plan and determines awards to be made under the plan to our officers and all other eligible individuals. The Compensation Committee may consider other forms of compensation, both short and long-term, in addition to those generally described above. The Compensation Committee recommended to the Board the approval of, and the Board approved Messrs. Kellner’s, Gealy’s and Allen’s consulting and employment and consulting agreements and the August 23, 2003 amendments extending the terms of those agreements though September 30, 2006. Based upon the general economic uncertainties and continuing uncertain advertising demand and the resultant impact on the Company and the industry, the Compensation Committee determined not to provide for contractual increases in the executives' base compensation. The Compensation Committee, based on management's recommendations, did not award bonuses to the executive officers for 2003.

      Chief Executive Officer Compensation. In 2003, Mr. Kellner was compensated in accordance with his amended consulting agreement, which provides for an annual consulting fee of $258,500. In determining the annual consulting fees established in his original and extended consulting agreement, the Compensation Committee considered the compensation of comparable executives at peer companies in the broadcasting industry (some of which are included in the peer group index in the performance graph), taking into account Mr. Kellner’s responsibilities, experience and individual performance.

      Other Executives. Basing its decision on factors similar to those used in setting the Chief Executive Officer's pay, the Committee also authorized the Company to enter into three-year extensions of the employment contracts with each of Mr. Allen and Mr. Gealy. These agreements provide for a base salary and a discretionary annual cash bonus. Each of the executive officer’s base salary for 2003 was $387,750 which was determined using the same criteria set forth above for Mr. Kellner. Each of the executive officer’s base salary will be $387,750 through the remainder of their employment agreement terms.

      Stock Options. In determining the aggregate award of options to its executives, the Compensation Committee makes a subjective assessment as to the appropriate level of equity to be granted to sufficiently and properly incentivize the executives and align their interests with those of the Company’s stockholders. In 2003, stock options covering 7,000 shares exercisable at $7.25 were issued to Mr. Danduran.

Brian McNeill, Chairman Thomas Embrescia

AUDIT COMMITTEE REPORT

     Our Audit Committee is composed of three independent directors and operates under a written charter adopted by our Board of Directors in connection with our initial public offering and last amended April 2, 2003 (see Appendix A). On April 1, 2004, Michael Corrigan joined our Board of Directors and was appointed as Chairman of our Audit Commitee. The other members of the Audit Committee are Messrs. Collis (our former Audit Committee Chairman) and McNeill. On April 1, 2004, Thomas Embrescia resigned from the Audit Committee. The Audit Committee selects our independent accountants.

     Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Our independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

     Based upon the Audit Committee’s discussions with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

Michael Corrigan, Chairman
James Collis
Brian McNeill

INDEPENDENT PUBLIC ACCOUNTANTS

     Our Audit Committee has appointed KPMG LLP as our independent public accountants for 2004. KPMG LLP has served as our independent public accountants since 1997.

     We expect representatives of KPMG LLP to be at the Annual Meeting and to be available to respond to questions from stockholders. We will give the KPMG LLP representatives an opportunity to make a statement if they desire.

     Stockholder ratification of the selection of KPMG LLP is not required by our bylaws or otherwise. However, we are submitting the selection of KPMG LLP to the stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the stockholders ratify the selection, the Audit Committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of ACME Communications and its stockholders.

     Ratification of appointment of KPMG LLP as our independent public accountants for 2004 will require the affirmative vote of a majority of voting shares of the common stock represented in person or by proxy at the Annual Meeting. If the stockholders do not make such ratification, the Audit Committee and the Board of Directors will reconsider the appointment.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as our independent auditors for 2004.

ACCOUNTANT FEES

     The aggregate fees billed for professional services rendered by KPMG LLP, our independent accountants, in the fiscal years ended December 31, 2003, and December 31, 2002, respectively, are as follows (in thousands):

	Years Ended December 31,

	2003	2002

Audit Fees (including quarterly reviews)	$ 230	$ 225
Audit-related Fees	—	—
Tax Fees (1)	20	12
All Other Fees	—	—

Total	$ 250	$ 237

                (1)  Fees related to tax advisory services relating to the sale of our St. Louis and Portland television stations to the Tribune                       Company which was completed in March 2003.

     The Audit Committee pre-approved all professional services provided by KPMG LLP during 2003 and determined that the provision of non-audit services fees in 2003 was consistent with maintaining its independence.

FINANCIAL AND OTHER INFORMATION

     Our Annual Report to Stockholders for the fiscal year ended December 31, 2003, which includes our Annual Report on Form 10-K (including financial statements and schedules, and a list of any exhibits not contained therein) are enclosed with this proxy statement. The exhibits to our Annual Report on Form 10-K are available to any stockholder who submits a written request to the Secretary, at 2101 E. Fourth Street, Suite 202A, Santa Ana, California 92705 and provides payment of charges that approximate our cost of reproduction.

     The foregoing reports of the Compensation Committee and the Audit Committee and the performance graph that appear in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates either such reports or the performance graph by reference therein.

STOCKHOLDER PROPOSALS

     We must receive stockholder proposals that are intended to be presented at our 2005 annual meeting of stockholders at our principal executive offices not later than December 29, 2004 for inclusion in our proxy statement and form of proxy relating to the meeting.

OTHER MATTERS

     The Board of Directors knows of no matters to be presented for action by the stockholders at the Annual Meeting other than those described in this Proxy Statement. Unless otherwise indicated, if any other matter is properly brought before the meeting and may be properly acted upon, the persons named in the accompanying form of proxy will be authorized by such proxy to vote the proxies thereon in accordance with their best judgment.

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE
of the
BOARD OF DIRECTORS
of
ACME COMMUNICATIONS, INC.

        Amended and Restated by the Board of Directors on April 2, 2004

1.

Purpose; Limitations on Duties. The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of ACME Communications, Inc. (the “Company”) in overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company and to prepare the annual report of the Audit Committee required by applicable Securities and Exchange Commission (“SEC”) disclosure rules. Among the matters the Committee will oversee are (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, and (d) the performance of the Company’s independent auditors.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

2.

Membership; Appointment; Financial Expert. The Committee will consist of three or more directors of the Company’s Board. All members of the Committee must be directors who meet the knowledge requirements and the independence requirements of applicable law and the rules of the SEC and the NASDAQ National Market (“NASDAQ”) in effect from time to time. The members of the Committee will be appointed by and serve at the discretion of the Board. The Board will appoint the Chairperson of the Committee. To the extent practicable, at least one member of the Committee shall qualify as an “audit committee financial expert,” as defined in the Securities and Exchange Commission’s rules and regulations in effect from time to time. The Company will disclose in the annual report required by Section 13(a) of the Securities Exchange Act of 1934 (the “1934 Act”) (which may incorporate proxy statement disclosure by reference, to the extent permitted by SEC rules) whether or not it has at least one member who is an audit committee financial expert. In any event (as required by NASDAQ Rules) the Committee must include at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, such as being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

3.	Specific Responsibilities and Duties. The Board delegates to the Committee the express responsibility and authority to:

        3.1    Independent Auditors

(a)

Selection; Fees. Be solely and directly responsible for the appointment, compensation, retention, evaluation, and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and, where appropriate, the termination and replacement of such firm. Such independent auditors shall report directly to and be ultimately accountable to the Committee. The Committee has the ultimate authority to approve all audit engagement fees and terms, with the costs of all engagements to be borne by the Company.

(b)	Audit Team. Review the experience and qualifications of the senior members of the independent auditors’ team.

(c)	Scope of Audit. Review, evaluate and approve the annual engagement proposal of the independent auditors (including the proposed scope and approach of the annual audit).

(d)

Lead Audit Partner Review, Evaluation and Rotation. Review and evaluate the lead partner of the independent auditors. Ensure that the lead audit partner having primary responsibility for the audit and the reviewing audit partner of the independent auditors are rotated at least every five years.

(e)

Pre-Approval of Audit and Non-Audit Services. Pre-approve all auditing services and all non-audit services permitted to be performed by the independent auditors. Such pre-approval may be given as part of the Committee’s approval of the scope of the engagement of the independent auditors or on an engagement-by-engagement basis or pursuant to pre-established policies. In addition, the authority to pre-approve non-audit services may be delegated by the Committee to one or more of its members, but such member’s or members’ non-audit service approval decisions must be reported to the full Committee at the next regularly scheduled Committee meeting.

(f)	Auditor Independence.

(i)

          Obtain Written Statement. At least annually, obtain and review a formal written statement from the independent auditor            delineating all relationships between the independent auditors and the Company, consistent with Independence Standards            Board Standard No. 1.

(ii)

          Engage in Active Dialogue. Actively engage in a dialogue with the independent auditors with respect to any disclosed           relationships or services that may impact the objectivity and independence of the independent auditors and take, or           recommend that the Board take, appropriate action to oversee the independence of the outside auditors.

(g)

Review Problems. Review with the independent auditors any audit problems or difficulties the independent auditors may have encountered in the course of its audit work, and management’s responses, including: (i) any restrictions on the scope of activities or access to requested information; and (ii) any significant disagreements with management.

(h)

Related Party Transactions. On an ongoing basis, review all proposed related-party transactions for potential conflict of interest situations and approve (or not approve) such proposals in the Committee’s discretion (“related-party transactions” refers to transactions that would be required to be disclosed pursuant to SEC Regulation S-K, Item 404).

        3.2    Financial Reporting

(a)

Annual Financials. Review and discuss with management and the independent auditors the Company’s annual audited financial statements, (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), any unusual or non-recurring items, the nature and substance of significant reserves, the adequacy of internal controls and other matters that the Committee deems material, prior to the public release of such information. Obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the 1934 Act. Recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(b)

Quarterly Financials. Review and discuss with management and the independent auditors the Company’s quarterly financial statements (including the Company disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), the results of the independent auditors’ reviews of the quarterly financial statements, and other matters that the Committee deems material prior to the public release of such information.

(c)

Accounting Principles. Review with management and the independent auditors material accounting principles applied in financial reporting, including any material changes from principles followed in prior years and any items required to be communicated by the independent auditors in accordance with AICPA Statement of Auditing Standards (“SAS”) 61.

(d)

Judgments. Review reports prepared by management or by the independent auditors relating to significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

(e)

Press Releases. Discuss earnings press releases with management (including the type and presentation of information to be included in earnings press releases), as well as financial information and earnings guidance provided to analysts and rating agencies.

        3.3    Financial Reporting Processes; CEO and CFO Certifications.

(a)

Internal and External Controls. In consultation with the independent auditors and the Company’s financial and accounting personnel, review the integrity, adequacy and effectiveness of the Company’s accounting and financial controls, both internal and external, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

(b)	Reports from independent auditors. Obtain and review timely reports from the independent auditors regarding:

(i)	all critical accounting policies and practices to be used by the Company;

(ii)

          all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of           the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

(iii)	all other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

(c)

CEO and CFO Certifications. Discuss with the Chief Executive Officer and the Chief Financial Officer the processes involved in and any material required as a result of the Form 10-K and 10-Q certification process concerning deficiencies in design or operation of internal controls or any fraud involving management or employees with a significant role in the Company’s internal controls.

        3.4    Legal and Regulatory Compliance

(a)	SEC Report. Prepare the Committee’s annual report included in the Company’s proxy statement as required by the proxy rules under the 1934 Act.

(b)

Reports from Others. Obtain such reports from management, auditors, the general counsel, tax advisors or any regulatory agency as the Committee deems necessary regarding regulatory compliance, transactions with affiliates, and other legal matters that may have a material effect on the Company’s financial statements and the consideration of those matters in preparing the financial statements.

(c)

Code of Conduct; Waivers. Approve and monitor the Company’s compliance with a code of conduct or ethics as required by applicable law or exchange listing standards and covering the conduct and ethical behavior of directors, officers and employees, and approve in advance any amendments to it or waivers of it for directors, executive officers and senior financial officers.

(d)	Complaints. Establish procedures for:

(i)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(ii)	the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

        3.5    Annual Evaluation of Charter.

(a)

Review and Publication of Charter. Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board, as appropriate, and publish this Charter as required by applicable law.

4.	Reports to Board; Meetings, Minutes.

4.1	Executive Sessions. The Committee shall meet with each of the independent auditors, any personnel responsible for the Company’s internal audit function and management in separate executive sessions regularly (with such frequency as it determines) to discuss any matters that the Committee or these groups believe should be discussed privately.

4.2	Other Meetings. Other meetings will be with such frequency, and at such times, as its Chairperson, or a majority of the Committee, determines, but the Committee shall meet at least quarterly. Special meetings of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated, if practicable, to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

4.3	Minutes. Minutes of each meeting will be kept.

5.

Subcommittees. The Committee has the power to appoint and delegate matters to subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Board or the Committee (except as permitted by Section 3.1(e) above).

6.	Advisors and Counsel; Reliance; Investigations; Cooperation.

6.1	Retention of Advisors and Counsel. The Committee has the power, in its sole discretion, to obtain advice and assistance from, and to retain at the Company’s expense, such independent or outside legal counsel, accounting or other advisors and experts as it determines necessary or appropriate to carry out its duties, and in connection therewith to receive appropriate funding, determined by it, from the Company.

6.2	Administrative Expenses. The Committee may determine the level and cost of ordinary administrative expenses necessary or appropriate in carrying out its duties, with such costs to be borne by the Company.

6.3	Reliance Permitted. The Committee will act in reliance on management, the Company's independent auditors and advisors and experts, as it deems necessary or appropriate.

6.4	Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

6.5	Required Participation of Employees. The Committee shall have unrestricted access to the Company’s employees, independent auditors, internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent auditors to attend meetings of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.

7.

Rules and Procedures. Except as expressly set forth in this Charter or the Company’s Bylaws, or as otherwise provided by law or the rules of NASDAQ, the Committee shall establish its own rules and procedures.

PROXY	ACME COMMUNICATIONS, INC.	PROXY
Annual Meeting of Stockholders, May 27, 2004
This Proxy is Solicited on Behalf of the Board of Directors of ACME Communications, Inc.

         The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held May 27, 2004 and the Proxy Statement, and appoints Jamie Kellner, Thomas Allen and Douglas Gealy, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of ACME Communications, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at 1999 Avenue of the Stars, 7th Floor, Los Angeles, California, May 27, 2004 at 9:00 a.m. (local time) and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth below.

— DETACH PROXY CARD HERE —

ACME COMMUNICATIONS, INC.

The Board of Directors recommends a vote FOR Items 1 and 2.

1.	To elect seven directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified:

 FOR ALL NOMINEES*	 WITHHOLD AUTHORITY FOR ALL NOMINEES*	 EXCEPTIONS*

Nominees: Jamie Kellner, Douglas Gealy, Thomas Allen, James Collis, Michael Corrigan, Thomas Embrescia and Brian McNeill

*	Instructions: To vote for or withhold authority to vote for all nominees, check the appropriate box above; to withhold authority to vote for any individual nominee, while voting for the others, check the “Exceptions” box and line through or otherwise strike out the name of the nominee(s) for whom authority is withheld.

2.	To ratify the appointment of KPMG LLP as the independent auditors of the Company for the fiscal year ending December 31, 2004:

 FOR	 AGAINST	 ABSTAIN

3.	In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND FOR THE RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITORS.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)

Please sign your name(s) (Authorized Signature(s))

Date:	This Proxy must be signed and dated to be valid.

Please Detach Here
- You Must Detach This Portion of the Proxy Card -
Before Returning it in the Enclosed Envelope